CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 53 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated January 13, 1999, relating to the financial statements and financial highlights appearing in the November 30, 1998 Annual Reports to Shareholders of the Colonial Tax-Exempt Fund, Colonial Tax-Exempt Insured Fund, Colonial Intermediate Tax-Exempt Fund, Colonial Utilities Fund and the Colonial High Yield Municipal Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the Heading "Financial Highlights" in the Prospectuses and under the heading "Independent Accountants" in the Statements of Additional Information.



PRICEWATERHOUSECOOPERS LLP
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PricewaterhouseCoopers LLP
Boston, Massachusetts
March 29, 1999